Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-60763, 333-80317, 333-87673, 333-93457, 333-33170, 333-41110, 333-49158, 333-49680, 333-51632, 333-53492, 333-58498, 333-58574, 333-67702, 333-71338, 333-90862, 333-107882, 333-114405, 333-116877, 333-117866, 333-119553, 333-127775, 333-132533, 333-140188, 333-142526 and 333-148971; Form S-4 No. 333-112997, and Form S-3/A on Form S-1 No. 333-90903,) of Broadcom Corporation of our report dated November 14, 2008, related to the financial statements of the Digital TV Business of Advanced Micro Devices, Inc. as of and for the periods ended December 29, 2007 and September 27, 2008 included in this Current Report on Form 8-K/A of Broadcom Corporation.
/s/ Ernst & Young LLP
San Jose, California
January 7, 2009